EXHIBIT 10.71

May 04, 2017

Strategic Alliance Agreement

This Strategic Alliance Agreement (this "Agreement") is entered into as of the 26th day of May, 2017 (hereinafter referred to as the effective date of the Agreement), by and between Cool Technologies Inc.., a Nevada corporation (hereinafter referred to as "COOL TECH"), and VETERAN TECHNOLOGY GROUP, LLC, a Missouri corporation (hereinafter referred to as "VET TECH").

WITNESSETH:

WHEREAS, COOL TECH and VET TECH wish to enter into a strategic alliance to market and perform certain complementary business consulting services;

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises hereinafter expressed, the parties hereto do mutually agree as follows:

ARTICLE I. SCOPE OF STRATEGIC ALLIANCE.

A. COOL TECH shall, in a professional manner, take all steps necessary to market and produce its Mobile Generation Program and its other services (collectively the "COOL TECH Services") for clients referred to COOL TECH by VET TECH. Any engagement to perform COOL TECH Services shall be on such terms and conditions as COOL TECH may approve at its sole discretion. COOL TECH will perform, schedule, staff and manage all COOL TECH Services or with COOL TECH/VET TECH approved team. Notwithstanding the foregoing, VET TECH may, at its election, bill the client directly for COOL TECH Services and under such circumstances COOL TECH shall bill VET TECH the pre-agreed amount for the engagement as adjusted by any client-approved change orders. For any Government Sales brought by VET TECH COOL TECH agrees to be held to the same billing and payment terms as is dictated under the Federal Acquisition Regulation (FAR) guidelines and requirements; otherwise, COOL TECH will bill the client directly. VET TECH agrees to include reference to COOL TECH in each contract and proposal involving COOL TECH Services. COOL TECH’s Mobile Generation (“MG”), and other proprietary information and associated products, copyrights, trademarks, trade names and logos developed by COOL TECH shall remain the property of COOL TECH and reference to COOL TECH's rights shall be made in all uses of such materials in at least 12 point type.

1

B. VET TECH shall, in a professional manner, take all steps necessary to market and perform its business management consulting, GAIT Software and other AI services (collectively the "VET TECH Services") for clients referred to VET TECH by COOL TECH. Any engagement to perform VET TECH Services shall be on such terms and conditions as VET TECH may approve in its sole discretion. VET TECH will perform, schedule, staff and manage all VET TECH Services or a joint VET TECH/COOL TECH team. VET TECH will perform, schedule, staff and manage all VET TECH Services or with VET TECH/COOL TECH approved team. Notwithstanding the foregoing, COOL TECH may, at its election, bill the client directly for VET TECH Services and under such circumstances VET TECH shall bill COOL TECH the pre-agreed amount for the engagement as adjusted by any client-approved change orders; otherwise, VET TECH will bill the client directly. COOL TECH agrees to include reference to VET TECH in each contract and proposal involving VET TECH Services. VET TECH’s GAIT Software and other AI services (collectively the "VET TECH Services"), and other proprietary information and associated products, copyrights, trademarks, trade names and logos developed by VET TECH shall remain the property of VET TECH and reference to VET TECH's rights shall be made in all uses of such materials in at least 12 point type.

ARTICLE II. PERIOD OF PERFORMANCE.

This Agreement shall be effective as of the date first set forth above and, shall expire on the later of (i) five (5) years from the date hereof, or (ii) with respect to any projects identified in any contract for which VET TECH is billing the client directly, upon the completion of COOL TECH's Services and receipt of payment by COOL TECH from VET TECH for said services. This Agreement shall be automatically renewed for successive one year periods unless either party gives written notice of termination to the other party at least thirty (30) days prior to the date of expiration. Notwithstanding the foregoing, this Agreement shall be earlier terminated (x) by mutual agreement of the parties, or (y) at any time upon sixty (60) days advance written notice to the other party. Time is of the essence in this Agreement.

2

ARTICLE III. MANAGEMENT.

Each party shall designate a partner, officer or other senior person to be responsible for the overall administration of this Agreement. VET TECH shall have ultimate responsibility for client relationships for those clients that it elects to bill directly for COOL TECH Services and COOL TECH will respond to VET TECH's direction.

ARTICLE IV. CONFIDENTIAL INFORMATION.

The parties acknowledge and agree that in the course of the performance of the VET TECH Services and the COOL TECH Services (collectively, the "Services") or additional services pursuant to this Agreement, that each may be given access to, or come into possession of, confidential information of the other party which information may contain trade secrets, proprietary data or other confidential material of that party. Therefore the parties have executed a Non-Disclosure Agreement which is attached hereto as Exhibit A, and incorporated by reference as if fully set forth herein. Materials used in any engagement undertaken pursuant to this Agreement shall not be altered or changed without the consent of both parties.

ARTICLE V. NO PARTNERSHIP.

Nothing herein contained shall be construed to imply a joint venture, partnership or principal- agent relationship between VET TECH and COOL TECH, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. The parties do not contemplate a sharing of profits relating to the VET TECH Services or the COOL TECH Services so as to create a separate taxable entity under Section 761 of the Internal Revenue Code of 1986, as amended, nor co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction, including, without limitation, MISSOURI or NEVADA. Accordingly, for tax, property and liability purposes VET TECH will provide the VET TECH Services, and COOL TECH will perform the COOL TECH Services, each on a professional basis and as an independent contractor of the other. JOINT SERVICES WILL BE DEFINED IN ADDENDUM XX. Revenues and expenses relating to the Services and any additional services shall be reported separately by the parties for tax purposes. During the performance of the any of the Services, VET TECH's employees will not be considered employees of COOL TECH, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker's compensation, industrial accident, labor or taxes of any kind. VET TECH's personnel who are to perform the VET TECH Services or additional services to be provided by VET TECH hereunder shall be under the employment, and ultimate control, management and supervision of VET TECH. COOL TECH's personnel who are to perform the COOL TECH Services or additional services to be provided by COOL TECH hereunder shall be under the employment, and ultimate control, management and supervision of COOL TECH. It is understood and agreed that COOL TECH's employees shall not be considered VET TECH's employees within the meaning or application of VET TECH's employee fringe benefit programs for the purpose of vacations, holidays, pension, group life insurance, accidental death, medical, hospitalization, and surgical benefits, and vice versa.

3

ARTICLE VI. TRADEMARK, TRADE NAME AND COPYRIGHTS.

Except as expressly provided herein, this Agreement does not give either party any ownership rights or interest in the other party's trade name, trademarks or copyrights.

ARTICLE VII. INDEMNIFICATION.

Each of VET TECH and COOL TECH, at its own expense, shall indemnify, defend and hold the other, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney's fees) resulting solely and directly from the indemnifying party's negligence or willful misconduct. Neither VET TECH nor COOL TECH shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third-party. Each of VET TECH and COOL TECH agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each party further agrees to cooperate with the other in the defense of any such claim or other matter.

ARTICLE VIII. NON-SOLICITATION OF PERSONNEL.

COOL TECH and VET TECH agree not to engage in any attempt whatsoever, to hire, or to engage as independent contractors, the other's employees or independent contractors during the term of this Agreement and for a period of six (6) months following expiration or termination of this Agreement except as may be mutually agreed in writing.

ARTICLE IX. INTELLECTUAL PROPERTY

Work performed on engagements pursuant to this Agreement by either VET TECH and/or COOL TECH and information, materials, products and deliverables developed in connection with engagements pursuant to this Agreement shall be the property of the respective parties performing the work or creating the information. All underlying methodology utilized by COOL TECH and VET TECH respectively which was created and/or developed by either prior to the date of this Agreement and utilized in the course of performing engagements pursuant to this Agreement shall not become the property of the other. Each party's rights, titles and interests are described in the Non-Disclosure Agreement attached hereto as Exhibit A.

4

ARTICLE X. GENERAL PROVISIONS.

A. Entire Agreement: This Agreement together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the subject matter hereof. This Agreement cannot be modified, changed or amended, except for in writing signed by a duly authorized representative of each of the parties.

B. Conflict: In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern.

C. Assignment and Delegation: Neither party shall assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person and/or entity without prior express written approval of the other party.

D. Notices: Any notice required or permitted to be given under this Agreement shall be in writing, by hand delivery, commercial overnight courier or registered or certified U.S. Mail, to the address stated below for COOL TECH or to the address stated below for VET TECH, and shall be deemed duly given upon receipt, or if by registered or certified mail three (3) business days following deposit in the U.S. Mail. The parties hereto may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

If to VET TECH:

If to COOL TECH:

E. Severability: If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

F. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri. Without giving effect to its choice of law principles.

5

G. Paragraph Headings: The paragraph headings set forth in this Agreement are for the convenience of the parties, and in no way define, limit, or describe the scope or intent of this Agreement and are to be given no legal effect.

H. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I. Exhibits: The Exhibits attached hereto are made a part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date first written above.

Veteran Technology Group,	LLC Cool Technologies Inc.

By: Name: /s/ Michael Grimes___	/s/ Timothy Hassett___
By: Name: _Michael Grimes ____	___Timothy Hassett__

6